Exhibit 99.2

FOR IMMEDIATE RELEASE

Vertex Pharmaceuticals and Tibotec Pharmaceuticals, a Johnson & Johnson Company, Announce Plans for Global Health Initiative to Increase Worldwide Prevention, Diagnosis and Treatment of HCV

Cambridge, MA and New Brunswick, NJ, June 30, 2006 — Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) and Tibotec Pharmaceuticals, Ltd., a Johnson & Johnson (NYSE: JNJ) company, announced today that the companies will establish a global health initiative to increase the prevention, diagnosis, treatment and cure of hepatitis C virus (HCV) infection to be principally directed toward developing countries. The initiative is part of an agreement between Vertex and Janssen Pharmaceutica, N.V., another Johnson & Johnson company, and its affiliates, for the development and commercialization of VX-950, Vertex’s investigational HCV protease inhibitor, in Europe and other territories, as announced today in a separate press release. This initiative will be financially supported by Vertex and Tibotec following regulatory approval and commercialization of VX-950.

“Hepatitis C virus infection represents a significant public health concern around the world, including developing countries that have insufficient resources to diagnose and treat the disease,” said Joshua Boger, President and Chief Executive Officer of Vertex. “An estimated 170 million people are infected with HCV worldwide, however only a fraction of those patients are diagnosed and even fewer are treated. We look forward to working with Tibotec to bring therapies to nations where the prospects for diagnosis and treatment are limited.”

“Together with Vertex, we are seeking to establish an initiative that will promote prevention, diagnosis and treatment of chronic hepatitis C,” said Joseph Scodari, Worldwide Chairman, Pharmaceuticals Group of Johnson & Johnson.

Vertex Pharmaceuticals Incorporated
Vertex and Tibotec To Establish Global Health Initiative for HCV
June 30, 2006

VX-950 Collaboration

Vertex and Janssen and its affiliates announced today in a separate press release the formation of a collaboration to develop and commercialize VX-950 in Europe and other territories. Vertex will continue to lead the global development plan of VX-950 and retains the exclusive right to develop and commercialize the compound in North America.

About Hepatitis C

Hepatitis C is a liver disease caused by the infection by hepatitis C virus (HCV), which is found in the blood of people with the disease. HCV, a serious public health concern affecting 170 million people worldwide, is spread through direct contact with the blood of an infected person. Though many people with hepatitis C may not experience symptoms, others may have symptoms such as jaundice, abdominal pain, fatigue and fever. Hepatitis C significantly increases a person’s risk of developing chronic liver disease, cirrhosis, liver cancer and death. The burden of liver disease associated with HCV infection is increasing, and current therapies only provide sustained benefit in about 50% of patients with genotype 1 HCV, the most common strain of the virus. Specifically targeted antiviral therapies for HCV in clinical development may have the potential to increase the proportion of patients in who the virus can be eradicated.

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases. The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical companies. Vertex’s product pipeline is principally focused on viral diseases, inflammation, autoimmune diseases and cancer. Vertex co-promotes the HIV protease inhibitor, Lexiva, with GlaxoSmithKline.

Lexiva is a registered trademark of the GlaxoSmithKline group of companies.

Vertex Pharmaceuticals Incorporated
Vertex and Tibotec To Establish Global Health Initiative for HCV
June 30, 2006

About Johnson & Johnson

Johnson & Johnson is the world’s most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical, and medical devices and diagnostics markets. The more than 230 Johnson & Johnson operating companies employ approximately 116,000 men and women in 57 countries and sell products throughout the world.

About Tibotec

Tibotec Pharmaceuticals Ltd., based in Cork, Ireland, is a pharmaceutical research and development company. The Company’s main research and development facilities are in Mechelen, Belgium with offices in Yardley, PA. Tibotec is dedicated to the discovery and development of innovative HIV/AIDS drugs and anti-infectives for diseases of high unmet medical need.

Vertex Safe Harbor Statement

This press release may contain forward-looking statements, including a statement that Vertex and Tibotec will establish a philanthropic initiative to promote the diagnosis, treatment and cure of hepatitis C virus (HCV) infection worldwide upon commercialization of VX-950. While management makes its best efforts to be accurate in making forward-looking statements, such statements are subject to risks and uncertainties that could cause Vertex’s actual results to vary materially. These risks and uncertainties include, among other things, the risks that clinical trials for VX-950 may not proceed as planned due to technical, scientific, or patient enrollment issues, clinical trial results may not be available when expected, or expected regulatory filings may not occur or may be delayed due to adverse clinical or non-clinical trial developments or unanticipated FDA action; and other risks listed under Risk Factors in Vertex’s Form 10-K filed with the Securities and Exchange Commission on March 16, 2006.

Lexiva® is a registered trademark of the GlaxoSmithKline group of companies.

Vertex’s press releases are available at www.vrtx.com.

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Vertex Pharmaceuticals Incorporated
Vertex and Tibotec To Establish Global Health Initiative for HCV
June 30, 2006

Vertex Contact:

Zachry Barber, Senior Media Relations Specialist, (617) 444-6470

Johnson & Johnson Contacts:
PR
Ben Plumley	011 32 473554670
Doug Arbesfeld	908-218-7592
Siegfried Marynissen	011 32 14605409
Daniel De Schryver	011 3227492770

IR
Stan Panasewicz	732-524-2524
Louise Mehrotra	732 524-6491